Exhibit 99.3

Contact: Investors and Media, Jennifer Barfoot 323-966-5786 or e-mail at: jbarfoot@hillandknowlton.com

           Ribapharm Announces Senior Executive Appointments; Company
                     Announces New CFO and General Counsel


COSTA MESA, CA, February 3, 2003 -- Ribapharm Inc. (NYSE: RNA - News) announced today the appointments of William M. Comer, Jr., CPA, to the position of chief financial officer, and Mel D. Deutsch, Esquire, to general counsel, effective immediately. Both Mr. Comer and Mr. Deutsch join Ribapharm with significant financial and legal backgrounds.

Kim D. Lamon, M.D., Ph.D., President and Chief Executive Officer of Ribapharm, stated, "I am pleased to welcome both Bill and Mel to the Ribapharm team. I am confident their expertise and commitment will serve Ribapharm well as we focus our energies on leveraging the business to further grow our drug discovery and development expertise."

Mr. Comer joins Ribapharm from Premier Practice Management, Inc., a national physician practice management company based in San Diego, Calif., where he served as chief financial officer. His responsibilities encompassed financial and administrative functions, as well as consulting, mergers and acquisitions. Prior to Premier Practice Management, Mr. Comer served as CFO to Presbyterian Healthcare Associates Corp., a start-up physician hospital organization in Charlotte, N.C., where he oversaw the acquisition and integration of numerous physician practices, including Bradford Clinic, a specialty physician practice for which he served as administrator and CFO. He was previously employed in public accounting by Price Waterhouse.

Prior to joining Ribapharm, Mr. Deutsch served as general counsel of Premier Practice Management, Inc., where he managed all legal affairs and oversaw the legal implications of physician practice acquisitions. Before joining Premier Practice Management, Mr. Deutsch was chief legal officer for a network of California hospitals owned by American Medical International, Inc. While at American Medical International, Mr. Deutsch provided legal counsel in health law, corporate and general business areas.

About Ribapharm
---------------

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risk and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.